Exhibit 3.1
ARTICLES OF INCORPORATION
OF
TSB FINANCIAL CORPORATION
          Pursuant to § 55-2-02 of the General Statutes of North Carolina, the undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of North Carolina:
     1. The name of the corporation is TSB Financial Corporation.
     2. The number of shares the corporation is authorized to issue is 20,000,000 shares of common stock, with each share having a par value of $0.01.
     3. The address of the initial registered office of the corporation in the State of North Carolina is 1057 Providence Road, Charlotte, Mecklenburg County, North Carolina 28207, and the name of its initial registered agent at such address is John B. Stedman, Jr.
     4. The street address of the corporation’s principal office is 1057 Providence Road, Charlotte, Mecklenburg County, North Carolina 28207. The mailing address of the corporation’s principal office is the same as its street address.
     5. The name and address of the incorporator is Stephen A. Arnall, 1057 Providence Road, Charlotte, Mecklenburg County, North Carolina 28207.
     6. The period of duration of the corporation is perpetual.
     7. The purposes for which the corporation is organized are to engage in any lawful act or activity for which a corporation may be organized under Chapter 55 of the General Statutes of North Carolina.
     8. Holders of the shares of capital stock issued by the corporation shall not have preemptive rights to acquire other or additional shares which might, from time to time, be issued by the corporation.
     9. The corporation shall indemnify and hold harmless to the fullest extent from time to time permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as trustee or administrator under an employee benefit plan. The indemnification provided for herein shall, to the fullest extent from time to time permitted by law, apply against all liability and expense incurred by any such person in connection with such action, suit, or proceeding, including without limitation all reasonable attorneys’ fees and expenses, judgments, fines, excise taxes, and amounts paid in settlement, and all reasonable costs, expenses, and attorneys’ fees incurred in connection with the enforcement of such rights to indemnification. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any such person did not meet any requisite standard of conduct imposed by law in order to be entitled to such indemnification. To the fullest extent from time to time permitted by law, expenses of any such person incurred in defending any civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding. Any person who at any time serves or has served in the aforesaid capacity for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. The rights of indemnification set forth herein shall inure to the benefit of any such person, whether or not such person is an officer, director, employee, or agent at the time such liabilities or expenses are imposed or incurred, and in the event of such person’s death shall extend to his or her legal representative. The rights to indemnification hereunder shall be in addition to and not exclusive of any other rights to which any such person may be entitled under any statute, agreement, insurance policy, or otherwise.
     10. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption. The provisions of this article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this article.
     11. The corporation’s Board of Directors, in connection with the exercise of its judgment in determining actions that are in the best interests of the corporation with request to any matter (including any transaction that may involve a change in control or proposed acquisition of the corporation), may, but shall not be required to, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, depositors, customers, suppliers, and other constituents of the corporation, and on the communities in which the corporation operates.
     12. The number of directors shall be not less than eight nor more than 20 persons. The exact number of directors, within the minimum and maximum limitations specified in the first sentence of this Article 12, shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the Board of Directors. At the first annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of shareholders after their election, the term of office of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of the third class to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified or chosen so that all classes of directors shall remain and become equal in number, as nearly as possible. Any director elected to fill a vacancy shall hold office until the next shareholders meeting at which directors are elected. The number of initial directors to serve until the first annual meeting of shareholders shall be eleven (11). Holders of the shares of capital stock issued by the corporation shall not have the right to cumulative voting in any election of directors.
     13. The provisions Article 9 and Article 9A of the North Carolina Business Corporation Act entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not apply to the corporation.
     This the 21st day of April, 2006.

/s/ Stephen A. Arnall

Stephen A. Arnall, Incorporator